Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to use in this Registration Statement on Form F-1 of our report dated January 13, 2011, relating to the financial statement of AgFeed Animal Nutrition Holdings, Inc., a wholly owned subsidiary of AgFeed Industries, Inc. (“AgFeed US”), as of December 31, 2010 and our report dated September 30, 2010, relating to the consolidated financial statements of Agfeed Animal Nutrition Inc. & Subsidiaries as of December 31, 2009 and 2008 and for each of the three year period ended on December 31, 2009, which appear in such registration statement. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Goldman Kurland and Mohidin, LLP
Goldman Kurland and Mohidin, LLP
Encino, California
January 24, 2011